As filed with the Securities and Exchange Commission on May 30, 2018.

Registration Statement No. 333-223044

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENEL CHILE S.A.

(Exact name of registrant as specified in its charter)

Republic of Chile	Santa Rosa 76, 15th Floor Santiago, Chile (562) 2353-4639	None
(State or other jurisdiction of incorporation or organization)	(Address and telephone number of Registrant’s principal executive offices)	(I.R.S. Employer Identification No.)

CT Corporation

111 Eighth Avenue

New York, New York 10011

(212) 894-8600

(Name, address, and telephone number of agent for service)

Copy to:

J. ALLEN MILLER, Esq.

SEY-HYO LEE, Esq.

Winston & Strawn LLP

200 Park Avenue

New York, New York 10166

(212) 294-6700

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933:

Emerging growth company	☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, no par value (which may be represented by American Depositary Shares)(2)		(3)
Rights to subscribe for shares of common stock (including rights to subscribe for American Depositary Shares)(2)		(3)
Debt Securities		(3)
Total

(1)	Includes shares of common stock that may be offered and sold in the United States and shares of common stock that are to be offered and sold outside the United States but may be resold in the United States in transactions requiring registration under the Securities Act of 1933, as amended.
(2)	American Depositary Shares issuable on deposit of shares of common stock registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-210651) or will be registered under a further registration statement on Form F-6. Each American Depositary Share represents 50 shares of common stock.
(3)	The registrant is registering an indeterminate amount of securities for offer and sale from time to time at indeterminate offering prices. In reliance on Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of all of the registration fee to the registration of securities hereby.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the Shelf Registration Statement on Form F-3 (Registration No. 333-223044) (the “Registration Statement”) which was filed by Enel Chile S.A. with the Securities and Exchange Commission and became effective immediately upon filing on February 15, 2018. This Post-Effective Amendment No. 1 is being filed to (i) add debt securities to the Registration Statement, (ii) make corresponding changes to the base prospectus included in Part I of the Registration Statement, change the date on the cover page of the prospectus to correspond to the date of this Post-Effective Amendment No. 1 and update as appropriate the information contained in such base prospectus and (iii) file or incorporate by reference additional exhibits to the Registration Statement.

The existing base prospectus, dated February 15, 2018, that currently forms part of the Registration Statement is being replaced in its entirety by the base prospectus filed with this Post-Effective Amendment No. 1 to the Registration Statement. This Post-Effective Amendment No. 1 will become effective immediately upon filing with the Securities and Exchange Commission.

PROSPECTUS

Enel Chile S.A.

Shares of Common Stock

Rights to Subscribe for Shares of Common Stock

Debt Securities

We or any selling shareholder identified in a prospectus supplement may from time to time, in one or more offerings, offer our shares of common stock in the form of common stock or in the form of American Depositary Shares, or ADSs. Each ADS represents 50 shares of common stock. We may from time to time also offer rights to subscribe for shares of our common stock.

We may also from time to time, in one or more offerings, offer our debt securities in one or more series.

This prospectus describes the general terms that may apply to these securities and the general manner in which they may be offered. When we or a selling shareholder offer our securities, the specific terms of the securities, including the offering price, and the specific manner in which they may be offered, will be described in supplements to this prospectus.

You should carefully read this prospectus and the applicable prospectus supplement, as well as the documents incorporated by reference herein or therein, before you invest in these securities.

We may sell these securities on a continuous or delayed basis, directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth their names.

Our shares of common stock are listed on the Santiago Stock Exchange, the Chilean Electronic Stock Exchange and the Valparaíso Stock Exchange, which we refer to collectively as the Chilean Stock Exchanges, under the symbol “ENELCHILE”. Our ADSs are listed on the New York Stock Exchange under the symbol “ENIC”. On May 29, 2018, the last reported sale price of our shares on the Santiago Stock Exchange was Ch$69.38 per share, and the last reported sale price of our ADSs on the New York Stock Exchange was US$5.48 per ADS. If we decide to list any of the other securities that may be offered hereunder on a national stock exchange upon issuance, the applicable prospectus supplement to this prospectus will identify the exchange and the date when we expect to begin trading.

Investing in the securities described herein involves risks. See “Risk Factors” beginning on page 6 of our annual report on Form 20-F for the year ended December 31, 2017 incorporated by reference into this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Our company and our shares of common stock have been registered with the Comisión para el Mercado Financiero (the Chilean Financial Market Commission, formerly known as the Superintendencia de Valores y Seguros), or the CMF. The CMF has not approved or disapproved of the securities offered hereby (including in the form of ADSs) or determined if this prospectus or any Spanish language prospectus that may be used in Chile is truthful or complete.

This prospectus may not be used to sell these securities unless accompanied by a prospectus supplement.

We may not sell these securities or accept any offer to buy these securities until we deliver this prospectus and an accompanying prospectus supplement in final form. We are not using this prospectus and any accompanying prospectus supplement to offer to sell these securities or to solicit offers to buy these securities in any jurisdiction where their offer or sale is not permitted.

The date of this prospectus is May 30, 2018

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic “shelf” registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC. By using a shelf registration statement, we may offer to sell any combination of the securities described in this prospectus at any time and from time to time in one or more offerings. This prospectus only provides you with a general description of the securities we may offer. Each time we use this prospectus to offer to sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any accompanying prospectus supplement or other offering materials, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

In the event the information set forth in a prospectus supplement differs in any way from information set forth in this prospectus, you should rely on the information set forth in the prospectus supplement. We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where their offer or sale is not permitted.

You should not assume that the information in this prospectus, any prospectus supplement or any other offering materials is accurate as of any date other than the date of the document or that the information we have filed or will file with the SEC that is incorporated by reference in this prospectus is accurate as of any date other than the filing date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since then.

Unless the context otherwise requires, references in this prospectus, to “Enel Chile”, the “Company”, “we”, “us” and “our” are to Enel Chile S.A. and its consolidated subsidiaries. The term “you” refers to a prospective investor.

WHERE YOU CAN FIND MORE INFORMATION

We file annual and current reports and other information, including the registration statement of which this prospectus is a part and exhibits to the registration statement, with the SEC. Our SEC filings are available to the public from the SEC’s web site at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of any document we file at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information about us, including our SEC filings, is also available on our website at www.enelchile.cl. We are an issuer in Chile of securities registered with the CMF. Shares of our common stock are traded on the Chilean Stock Exchanges, under the symbol “ENELCHILE”. Accordingly, we are currently required to file quarterly and annual reports and issue hechos esenciales o relevantes (notices of significant or material events) with the CMF and provide copies of such reports and notices to the Chilean Stock Exchanges. All such reports are in Spanish and available at www.enelchile.cl and www.cmfchile.cl. The information contained on and linked from our Internet site or the CMF site is not incorporated by reference into this prospectus.

INCORPORATION BY REFERENCE

We are “incorporating by reference” in this prospectus specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we are disclosing important information to you by referring you to those documents; and

•	information contained in documents that we file in the future with the SEC automatically will update and supersede earlier information contained in or incorporated by reference in this prospectus or a prospectus supplement (any information so updated or superseded will not constitute a part of this prospectus, except as so updated or superseded).

We incorporate by reference in this prospectus the documents listed below and any future Annual Reports on Form 20-F and any future Reports on Form 6-K (to the extent designated in the Form 6-K as being filed and incorporated by reference in this prospectus) that we file with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus and prior to the termination of the offering under this prospectus:

•	Our Annual Report on Form 20-F for the year ended December 31, 2017, as amended (the “2017 Form 20-F”);

•	Our Report on Form 6-K filed with the SEC on May 30, 2018 (SEC File No. 001-37723); and

•	The descriptions of our common stock and American Depositary Receipts contained in our Registration Statement on Form 20-F, initially filed with the SEC on March 30, 2016, as amended (SEC File No. 001-37723), including any amendment or report that updates such descriptions.

Except for the Reports on Form 6-K specifically listed or described above, we are not incorporating any document or information furnished and not filed in accordance with SEC rules. Upon written or oral request, we will provide you with a copy of any of the incorporated documents without charge (not including exhibits to the documents unless the exhibits are specifically incorporated by reference into the documents). You may submit such a request for this material to Enel Chile S.A., Santa Rosa 76, 15th Floor, Santiago, Chile, Attention: Investor Relations, +562 2353-4682 or via e-mail to ir@enelchile.cl.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain statements that are or may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. These statements include statements regarding our intent, belief or current expectations, including but not limited to any statements concerning:

•	our capital investment program;

•	trends affecting our financial condition or results from operations;

•	our dividend policy;

•	the future impact of competition and regulation;

•	political and economic conditions in the countries in which we or our related companies operate or may operate in the future;

•	any statements preceded by, followed by or that include the words “believes,” “expects,” “predicts,” “anticipates,” “intends,” “estimates,” “should,” “may” or similar expressions; and

•	other statements contained or incorporated by reference in this prospectus or in the documents incorporated by reference herein regarding matters that are not historical facts.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to:

•	demographic developments, political events, economic fluctuations and interventionist measures by authorities in Chile;

•	water supply, droughts, flooding and other weather conditions;

•	changes in Chilean environmental regulations and the regulatory framework of the electricity industry;

•	our ability to implement proposed capital expenditures, including our ability to arrange financing where required;

•	the nature and extent of future competition in our principal markets;

•	the risk that the integration of Enel Green Power Latin America S.A. may not be successful or we may not realize the business growth opportunities, revenue benefits or other benefits; and

•	the factors discussed in the 2017 Form 20-F and in any prospectus supplement under the heading “Risk Factors.”

You should not place undue reliance on such statements, which speak only as of the date that they were made. Our independent registered public accounting firm has not examined or compiled the forward-looking statements and, accordingly, does not provide any assurance with respect to such statements. You should consider these cautionary statements together with any written or oral forward-looking statements that we may issue in the future. We do not undertake any obligation to release publicly any revisions to forward-looking statements contained in this prospectus or in the documents incorporated by reference herein to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

For all these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

OUR COMPANY

We are a Chilean electricity utility company engaged, through our subsidiaries and affiliates, in the electricity generation and distribution businesses in Chile. As of December 31, 2017, we had 6,351 MW of installed capacity and 1.9 million distribution customers. Our installed capacity is comprised of 28 generation facilities and a total of 111 generation units, of which 55% consists of hydroelectric power plants. We trace our origins to Enersis S.A. (currently known as Enel Américas S.A.). We were spun off from Enersis S.A. on April 21, 2016 and now own Enersis S.A.’s former electricity generation and distribution businesses in Chile independently from Enel Américas S.A. On April 2, 2018, we completed a corporate reorganization (the “2018 Reorganization”) involving us, our conventional electricity generation business and Enel S.p.A.’s non-conventional renewable energy business in Chile held through Enel Green Power Latin América S.A., which was merged into us. As of the date of this prospectus after giving effect to the 2018 Reorganization, we own 93.6% of Enel Generación Chile S.A., a Chilean electricity generation company holding conventional electricity generation operations in Chile, 100% of Enel Green Power Chile Ltda., a Chilean electricity generation company holding non-conventional renewable electricity generation operations in Chile, and 99.1% of Enel Distribución Chile S.A., a Chilean electricity distribution company with operations in the Santiago Metropolitan Area.

We are part of an electricity group controlled by Enel S.p.A., our ultimate controlling shareholder, which, after giving effect to the 2018 Reorganization, beneficially owns 61.9% of our voting shares (excluding treasury stock which will be cancelled) as of the date of this prospectus.

Enel is an Italian energy company with multinational operations in the power and gas markets, with a focus on Europe and Latin America. Enel operates in over 30 countries across four continents, produces energy through a net installed capacity of 83 GW and distributes electricity and gas through a network covering 2.1 million kilometers. With over 65 million users worldwide, Enel has the largest customer base among European competitors and figures among Europe’s leading power companies in terms of installed capacity and reported EBITDA. Enel shares trade on the Milan Stock Exchange.

As of and for the year ended December 31, 2017, we had consolidated assets of Ch$ 5,695 billion and operating revenues of Ch$ 2,529 billion. Our common stock has been registered with the CMF and is listed for trading on the Chilean Stock Exchanges. Additionally, ADSs representing shares of our common stock are registered with the SEC and listed for trading on the NYSE.

We are a publicly held stock corporation (sociedad anónima abierta) organized on March 1, 2016 under the laws of the Republic of Chile. Our principal executive offices are located at Santa Rosa 76, Santiago, Chile and our general telephone number is +562 2353-4400.

RISK FACTORS

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our 2017 Form 20-F and other filings we make with the SEC. It is possible that our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks. The applicable prospectus supplement for any securities we may offer may contain a discussion of additional risks applicable to an investment in us and the particular type of securities we are offering under that prospectus supplement.

USE OF PROCEEDS

Except as may otherwise be described in a prospectus supplement, we intend to use the net proceeds from the offerings hereunder for general corporate purposes, including funding working capital and capital expenditures and possible acquisitions, as well as repayment of outstanding debt. Subject to contractual or other legal restrictions, the net proceeds from the sale of securities may be available to our affiliates through intercompany loans or other means.

We will not receive any of the proceeds for the shares of our common stock, ADSs or rights to be sold by any selling shareholder. Such proceeds will be received by such selling shareholder.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for each of the periods indicated. For purposes of this table: “Earnings” are defined as pre-tax income from continuing operations adjusted for undistributed earnings of less than majority owned subsidiaries and fixed charges excluding capitalized interest. “Fixed charges” are defined as interest on borrowings (whether expensed or capitalized), the portion of rental expense applicable to interest, and amortization of debt issuance costs.

	Three Months Ended March 31, 2018	Year Ended December 31,
		2017	2016	2015	2014	2013
Ratio of earnings to fixed charges	10.23	14.82	15.29	4.86	5.60	5.92

DESCRIPTION OF SHARE CAPITAL

Set forth below is certain information concerning our share capital and a brief summary of certain significant provisions of Chilean law and our bylaws.

General

Shareholders’ rights in Chilean companies are governed by the company’s bylaws (estatutos), which have the same purpose as the articles or certificate of incorporation and the bylaws of a company incorporated in the United States, and by the Chilean Corporations Act (Law No. 18,046). In addition, D.L. 3500, or the Pension Funds’ System Law, which permits the investment by Chilean pension funds in stock of qualified companies, indirectly affects corporate governance and prescribes certain rights of shareholders. In accordance with the Chilean Corporations Act, legal actions by shareholders to enforce their rights as shareholders of the company must be brought in Chile in arbitration proceedings or, at the option of the plaintiff, before Chilean courts. Members of the Board of Directors, managers, officers and principal executives of the company, or shareholders that individually own shares with a book value or stock value higher that UF 5,000 (approximately Ch$ 134 million as of December 31, 2017) at the time of filing of the lawsuit do not have the option to bring the procedure to the courts.

The Chilean securities markets are principally regulated by the CMF under the Securities Market Law (Law No. 18,045) and the Chilean Corporations Act. These two laws provide for disclosure requirements, restrictions on insider trading and price manipulation, and protection for minority shareholders. The Securities Market Law sets forth requirements for public offerings, stock exchanges and brokers, and outlines disclosure requirements for companies that issue publicly offered securities. The Chilean Corporations Act and the Securities Market Law, both as amended, also provide rules regarding takeovers, tender offers, transactions with related parties, qualified majorities, share repurchases, directors’ committees, independent directors, stock options and derivative actions.

Public Register

We are a publicly held stock corporation incorporated under the laws of Chile. We were constituted by public deed issued on January 8, 2016 by Mr. Iván Torrealba A., Notary Public of Santiago, and registered on January 19, 2016 in the Commercial Register (Registro de Comercio del Conservador de Bienes Raíces y Comercio de Santiago) on page 4288 No. 2570. Our registry in the Securities Registry of the CMF was approved by the CMF on April 13, 2016, under entry No. 1139. We are also registered with the SEC under the commission file number 001-37723 on March 31, 2016.

Reporting Requirements Regarding Acquisition or Sale of Shares

Under Article 12 of the Securities Market Law and General Rule 269 of the CMF, certain information regarding transactions in shares of a publicly held stock corporation or in contracts or securities whose price or results depend on, or are conditioned in whole or in part on the price of such shares, must be reported to the CMF and the Chilean Stock Exchanges. Since ADSs are deemed to represent the shares of common stock underlying the ADSs, transactions in ADSs will be subject to these reporting requirements and those established in Circular 1375 of the CMF. Shareholders of publicly held stock corporations are required to report to the CMF and the Chilean Stock Exchanges on which the shares are listed:

•	any direct or indirect acquisition or sale of shares made by a holder who owns, directly or indirectly, at least 10% of a publicly held stock corporation’s subscribed capital;

•	any direct or indirect acquisition or sale of contracts or securities whose price or results depend on or are conditioned in whole or in part on the price of shares made by a holder who owns, directly or indirectly, at least 10% of a publicly held stock corporation’s subscribed capital;

•	any direct or indirect acquisition or sale of shares made by a holder who, due to an acquisition of shares of such publicly held stock corporation, results in the holder acquiring, directly or indirectly, at least 10% of a publicly held stock corporation’s subscribed capital; and

•	any direct or indirect acquisition or sale of shares in any amount, made by a director, receiver, principal executive, general manager or manager of a publicly held stock corporation.

In addition, majority shareholders of a publicly held stock corporation must inform the CMF and the Chilean Stock Exchanges if such transactions are entered into with the intention of acquiring control of the company or if they are making a passive financial investment instead.

Under Article 54 of the Securities Market Law and General Rule 104 of the CMF, any person who directly or indirectly intends to take control of a publicly held stock corporation must disclose this intent to the market at least ten business days in advance of the proposed change of control and, in any event, as soon as the negotiations for the change of control have taken place or reserved information of the publicly held stock corporation has been provided.

Corporate Objectives and Purposes

Article 4 of our bylaws states that our corporate objectives and purposes are, among other things, to conduct the exploration, development, operation, generation, distribution, transmission, transformation, or sale of energy in any form, directly or through other companies, as well as activities related with research, development, operation, commercialization, purchase and sale, import and the maintenance of any kind of goods related with telecommunications and information technologies and in general, of any kind of goods related with any of the aforementioned activities, and consultancy services in any of the aforementioned matters. An additional purpose shall be to invest and manage our investments in subsidiaries and affiliates such as generators, transmission companies, distributors, or electricity traders or business whose business activity corresponds to any of the following: (i) energy in any of its forms or nature, (ii) providing public services or services whose main input is energy, (iii) telecommunications and information technology services, and (iv) business intermediation via the Internet.

Board of Directors

Our Board of Directors consists of seven members who are elected by shareholders at an ordinary shareholders’ meeting, or OSM, and are elected for three-year terms, at the end of which they will be re-elected or replaced.

The seven directors elected at the OSM are the seven individual nominees who receive the highest majority of the votes. Each shareholder may vote such shareholder’s shares in favor of one nominee or may apportion such shareholder’s shares among any number of nominees.

The effect of these voting provisions is to ensure that a shareholder owning more than 12.5% of our shares is able to elect a member of the Board.

The compensation of the directors is established annually at the OSM.

Certain Powers of the Board of Directors

Our bylaws provide that every agreement or contract that we enter into with our controlling shareholder, our directors or executives, or their related parties, must be previously approved by the affirmative vote of two-thirds of the Board of Directors and be included in the Board meetings, and must comply with the provisions of Title XVI the Chilean Corporations Act.

Agreements or contracts entered into by us with related parties can only be executed when such agreements or contracts are in the best interests of our company and our shareholders, and their price, terms and conditions are consistent with prevailing market conditions at the time of their approval and comply with all the requirements and procedures indicated in Article 147 of the Chilean Corporations Act.

Our bylaws do not contain provisions relating to:

•	the directors’ power, in the absence of an independent quorum, to vote on compensation for themselves or any members of the Board;

•	borrowing powers exercisable by the directors and how such borrowing powers can be varied;

•	retirement or non-retirement of directors under an age limit requirement; or

•	number of shares, if any, required to be owned for directors’ qualification.

Certain Provisions Regarding Shareholder Rights

As of the date of this prospectus, Enel Chile’s capital is comprised of only one class of shares, all of which are shares of common stock and have the same rights.

Our bylaws do not contain any provisions relating to:

•	redemption provisions;

•	sinking funds; or

•	liability for capital reductions by us.

Under the Chilean Corporations Act, the rights of our shareholders may only be modified by an amendment to the bylaws that complies with the requirements explained below under “—Shareholders’ Meetings and Voting Rights.”

Capitalization

Under the Chilean Corporations Act, only the shareholders of a company acting at an extraordinary shareholders’ meeting, or ESM, have the power to authorize a capital increase. When an investor subscribes for shares, these are officially issued and registered under the subscriber’s name, and the subscriber is treated as a shareholder for all purposes, except for receipt of dividends and return of capital in the event that the shares have been subscribed but not paid for. The subscriber becomes eligible to receive dividends only for the shares that the subscriber has actually paid for or, if the subscriber has paid for only a portion of such shares, the pro rata portion of the dividends declared with respect to such shares unless the company’s bylaws provide otherwise. If a subscriber does not fully pay for shares for which the subscriber has subscribed on or prior to the date agreed upon for payment, notwithstanding the actions intended by the company to collect payment, the company is entitled to auction the shares on the stock exchange where such shares are traded, for the account and risk of the debtor, the number of shares held by the debtor necessary for the company to pay the outstanding balances and disposal expenses. However, until such shares are sold at auction, the subscriber continues to hold all the rights of a shareholder, except the right to receive dividends and return of capital. The chief executive officer, or the person replacing him, will reduce in the shareholders’ register the number of shares in the name of the debtor shareholder to the number of shares that remain, deducting the shares sold by the company and settling the debt in the amount necessary to cover the result of such disposal after the corresponding expenses. When there are authorized and issued shares for which full payment has not been made within the period fixed by shareholders at the same ESM at which the subscription was authorized (which in no case may exceed three years from the date of such meeting), these shall be reduced in the non-subscribed amount until that date. With respect to the shares subscribed and not paid following the term mentioned above, the Board must proceed to collect payment, unless the shareholders’ meeting authorizes (by two thirds of the voting shares) a reduction of the company’s capital to the amount effectively collected, in which case the capital shall be reduced by force of law to the amount effectively paid. Once collection actions have been exhausted, the Board should propose to the shareholders’ meeting the approval by simple majority of the write-off of the outstanding balance and the reduction of capital to the amount effectively recovered.

As of December 31, 2017, our subscribed and fully paid capital totaled Ch$ 2,229 billion and consisted of 49,092,772,762 shares of common stock. As of April 2, 2018, after giving effect to the 2018 Reorganization, our subscribed and fully paid capital totaled Ch$ 3,951 billion and consisted of 70,096,723,897 shares of common stock.

Preemptive Rights and Increases of Share Capital

The Chilean Corporations Act requires Chilean publicly held stock corporations to grant shareholders preemptive rights to purchase a sufficient number of shares to maintain their existing ownership percentage of such company whenever such company issues new shares.

Under the Chilean Corporations Act, preemptive rights are exercisable or freely transferable by shareholders during a 30-day period. The preemptive rights to subscribe for shares in capital increases of the company or of any other securities convertible into shares or that confer future rights over these shares, should be offered, at least once, to the shareholders pro rata to the shares held registered in their name at 11:59 p.m. on the fifth business day prior to the date of the start of the preemptive rights period. The preemptive rights offering and the start of the 30-day period for exercising them must be communicated through the publication of a prominent notice, at least once, in the newspaper that must be used for notifications of shareholders’ meetings. During such 30-day period, and for an additional period of up to 30 days immediately following the initial 30-day period, publicly held stock corporations are not permitted to offer any unsubscribed shares to third parties on terms which are more favorable than those offered to their shareholders. At the end of the second 30-day period, a Chilean publicly held stock corporation is authorized to sell unsubscribed shares to third parties on any terms, provided they are sold on one of the Chilean Stock Exchanges.

Shareholders’ Meetings and Voting Rights

An OSM must be held within the first four months following the end of our fiscal year. Our last OSM was held on April 24, 2018. An ESM may be called (i) by the Board of Directors when deemed appropriate, or when requested by shareholders representing at least 10% of the issued shares with voting rights, or (ii) by the CMF. Our last ESM was held on December 20, 2017 in connection with the approval of, among other things, the proposed Reorganization as a related party transaction, the proposed merger with EGPL and the proposed capital increase related to the tender offer by us for all outstanding shares of common stock and ADSs of Enel Generación Chile S.A. not already owned by us and our affiliates. To convene an OSM or an ESM, notice must be given three times in a newspaper located in our corporate domicile. The newspaper designated by our shareholders is El Mercurio de Santiago. The first notice must be published not less than 15-days and no more than 20-days in advance of the scheduled meeting. Notice must also be mailed to each shareholder, to the CMF and to the Chilean Stock Exchanges.

The OSM shall be held on the day stated in the notice and should remain in session until all the matters stated in the notice have been voted upon. However, once constituted, upon the proposal of the chairman or shareholders representing at least 10% of the shares with voting rights, the majority of the shareholders present may agree to adjourn the OSM and to continue it within the same day and place, with no new constitution of the meeting or qualification of powers being necessary, recorded in one set of minutes. Only those shareholders who were present or represented by proxy at the commencement of the meeting may attend the recommencement of the meeting with voting rights.

Under the Chilean Corporations Act, a quorum for a shareholders’ meeting is established by the presence, in person or by proxy, of shareholders representing at least a majority of the issued shares with voting rights of a company. If a quorum is not present at the first meeting, a reconvened meeting can take place at which the shareholders present are deemed to constitute a quorum regardless of the percentage of the shares represented. This second reconvened meeting must take place within 45-days following the scheduled date for the first meeting. Shareholders’ meetings adopt resolutions by the affirmative vote of a majority of those shares present or represented by proxy at the meeting. An ESM must be called to take the following actions:

•	a transformation of the company into an entity other than a publicly held stock corporation governed by the Chilean Corporations Act, a merger or split-up of the company;

•	an amendment to the term of duration or early dissolution of the company;

•	a change in the company’s domicile;

•	a decrease of corporate capital;

•	an approval of capital contributions in kind and non-monetary assessments;

•	a modification of the authority reserved to shareholders or limitations on the Board of Directors;

•	a reduction in the number of members of the Board of Directors;

•	a disposition of 50% or more of the assets of the company, whether it includes disposition of liabilities or not, as well as the approval or the amendment of the business plan which contemplates the disposition of assets in an amount greater that such percentage;

•	the disposition of 50% or more of the assets of a subsidiary, as long as such subsidiary represents at least 20% of the assets of the company, as well as any disposition of its shares that results in the parent company losing its position as controlling shareholder;

•	the form of distributing corporate benefits;

•	issue of guarantees for third-party liabilities which exceed 50% of the assets (if the third party is a subsidiary of the company, the approval of the Board of Directors is deemed sufficient for approval);

•	the purchase of the company’s own shares;

•	other actions established by the bylaws or by law;

•	certain remedies for the nullification of the company’s bylaws;

•	inclusion in the bylaws of the right to purchase shares from minority shareholders, when the controlling shareholders reaches 95% of the company’s shares by means of a tender offer for all of the company’s shares, where at least 15% of the shares have been acquired from unrelated shareholders; or

•	approval or ratification of acts or contracts with related parties.

Regardless of the quorum present, the vote required for any of the actions described above is at least two-thirds of the outstanding shares with voting rights. Other actions at an ESM are approved with the affirmative vote of an absolute majority of the shares present or represented by proxy at the meeting.

Bylaw amendments for the creation of a new class of shares, or an amendment to or an elimination of those classes of shares that already exist, must be approved by at least two-thirds of the outstanding shares of the affected series.

The Chilean Corporations Act does not require a publicly held stock corporation to provide its shareholders the same level and type of information required by the U.S. federal securities laws regarding the solicitation of proxies. However, shareholders are entitled to examine the financial statements and corporate books of a publicly held stock corporation within the 15-day period before its scheduled OSM. Under the Chilean Corporations Act, a notice of a shareholders meeting listing matters to be addressed at the meeting must be mailed at least 15 days prior to the date of such meeting, and, an indication of the way complete copies of the documents that support the matters submitted for voting can be obtained, which must also be made available to shareholders on the company’s website. In the case of an OSM, the annual report of company’s activities, which includes audited financial statements, must also be made available to shareholders and published on the company’s website.

The Chilean Corporations Act provides that, upon the request by the Directors’ Committee or by shareholders representing at least 10% of the issued shares with voting rights, a Chilean company’s annual report must include, in addition to the materials provided by the Board of Directors to shareholders, such shareholders’ comments and proposals in relation to the company’s affairs. In accordance with Article 136 of the Chilean Corporate Regulations (Reglamento de Sociedades Anónimas), the shareholder(s) holding or representing 10% or more of the shares issued with voting rights, may:

•	make comments and proposals relating to the progress of the corporate businesses in the corresponding year, no shareholder being able to make individually or jointly more than one presentation. These observations should be presented in writing to the company concisely, responsibly and respectfully, and the respective shareholder(s) should state their willingness for these to be included as an appendix to the annual report. The Board shall include in an appendix to the annual report of the year a faithful summary of the pertinent comments and proposals the interested parties had made, provided they are presented during the year or within 30-days after its ending; or

•	make comments and proposals on matters that the Board submits for the knowledge or voting of the shareholders. The Board shall include a faithful summary of those comments and proposals in all information it sends to shareholders, provided the shareholders’ proposal is received at the offices of the company at least 10 days prior to the date the information is sent to shareholders by the company. The shareholders should present their comments and proposals to the company, expressing their willingness for these to be included in the appendix to the respective annual report or in information sent to shareholders, as the case may be. The observations referred to in Article 136 may be made separately by each shareholder holding 10% or more of the shares issued with voting rights or shareholders who together hold that percentage, who should act as one.

Similarly, the Chilean Corporations Act provides that whenever the Board of Directors of a publicly held stock corporation convenes an OSM and solicits proxies for the meeting, or circulates information supporting its decisions or other similar material, it is obligated to include the pertinent comments and proposals that may have been made by the Directors’ Committee or by shareholders owning 10% or more of the shares with voting rights who request that such comments and proposals be so included.

Only shareholders registered as such as of 11:59 p.m. on the fifth Chilean business day prior to the date of a shareholders’ meeting are entitled to attend and vote their shares. A shareholder may appoint another individual, who does not need to be a shareholder, as the shareholder’s proxy to attend the meeting and vote on the shareholder’s behalf. Proxies for such representation shall be given in writing for all the shares held by the owner. The proxy may contain specific instructions to approve, reject, or abstain with respect to any of the matters submitted for voting at the meeting and which were included in the notice. Every shareholder entitled to attend and vote at a shareholders’ meeting shall have one vote for every share held.

There are no limitations imposed by the Chilean Corporations Act or our bylaws on the right of nonresidents or foreigners to hold or vote shares of common stock. However, the registered holder of the shares of common stock represented by ADSs, and evidenced by outstanding ADRs, is the custodian of the depositary, currently Banco Santander-Chile, or any successor thereto. Accordingly, holders of ADSs are not entitled to receive notice of meetings of shareholders directly or to vote the underlying shares of common stock represented by ADSs directly. The Deposit Agreement pursuant to which the ADSs are issued (described under “Description of American Depositary Shares”) contains provisions pursuant to which the depositary has agreed to solicit instructions from registered holders of ADSs as to the exercise of the voting rights pertaining to the shares of common stock represented by the ADSs. Subject to compliance with the requirements of the Deposit Agreement and receipt of such instructions, the depositary has agreed to endeavor, insofar as practicable and permitted under the Chilean Corporations Act and the provisions of the bylaws, to vote or cause to be voted (or grant a discretionary proxy to the Chairman of the Board or to a person designated by the Chairman of the Board to vote) the shares of common stock represented by the ADSs in accordance with any such instruction. The depositary shall not itself exercise any voting discretion over any shares of common stock underlying ADSs. If no voting instructions are received by the depositary from a holder of ADSs with respect to the shares of common stock represented by the ADSs, on or before the date established by the depositary for such purpose, the shares of common stock represented by the ADSs, may be voted in the manner directed by the Chairman of the Board, or by a person designated by the Chairman of the Board, subject to limitations set forth in the Deposit Agreement.

Dividends and Liquidation Rights

According to the Chilean Corporations Act, unless otherwise decided by unanimous vote of its issued shares eligible to vote, all companies must distribute a cash dividend in an amount equal to at least 30% of their consolidated net income, unless and except to the extent they have carried forward losses. The law provides that the Board of Directors must agree to the dividend policy and inform such policy to the shareholders at the OSM.

Any dividend in excess of 30% of net income may be paid, at the election of the shareholders, in cash, in company shares, or in shares of publicly held companies owned by the company. Shareholders who do not expressly elect to receive a dividend other than in cash are legally presumed to have decided to receive the dividend in cash.

Dividends, which are declared but not paid within the appropriate time period set forth in the Chilean Corporations Act (as to minimum dividends, 30-days after declaration; as to additional dividends, the date set for payment at the time of declaration), are adjusted to reflect the change in the value of UF, from the date set for payment to the date such dividends are actually paid. Such dividends also accrue interest at the then-prevailing rate for UF-denominated deposits during such period. The right to receive a dividend lapses if it is not claimed within five years from the date such dividend is payable. Payments not collected in such period are transferred for the benefit of the volunteer fire department.

In the event of a liquidation of the company, the shareholders would participate in the assets available in proportion to the number of paid-in shares held by them, after payment to all creditors.

Approval of Financial Statements

The Board of Directors is required to submit our consolidated financial statements to the shareholders annually for their approval. If the shareholders by a vote of a majority of shares present (in person or by proxy) at the shareholders’ meeting reject the financial statements, the Board of Directors must submit new financial statements no later than 60-days from the date of such meeting. If the shareholders reject the new financial statements, the entire Board of Directors is deemed removed from office and a new Board is elected at the same meeting. Directors who individually approved such financial statements are disqualified for reelection for the following period. Our shareholders have never rejected the financial statements presented by our Board of Directors.

Change of Control

The Securities Market Law establishes a comprehensive regulation related to tender offers. The law defines a tender offer as the offer to purchase shares of companies which publicly offer their shares or securities convertible into shares and which offer is made to shareholders to purchase their shares under conditions which allow the bidder to reach a certain percentage of ownership of the company within a fixed period of time. These provisions apply to both voluntary and hostile tender offers.

Acquisition of Shares

There are no provision in our bylaws that discriminate against any existing or prospective holder of shares as a result of such shareholder owning a substantial number of shares. However, no person may directly or indirectly own more than 65% of the outstanding shares of our stock. The foregoing restriction does not apply to the custodian of the depositary as record owner of shares represented by ADSs, but it does apply to each beneficial holder of ADSs. Additionally, our bylaws prohibit any shareholder from exercising voting power with respect to the common stock owned by such shareholder or on behalf of others representing more than 65% of the outstanding issued shares with voting rights.

Right of Dissenting Shareholders to Tender Their Shares

The Chilean Corporations Act provides that upon the adoption of any of the resolutions enumerated below at a meeting of shareholders, dissenting shareholders acquire the right to withdraw from the company and to compel the company to repurchase their shares, subject to the fulfillment of certain terms and conditions. In order to exercise such withdrawal rights, holders of ADSs must first cancel their ADSs and withdraw the shares represented by their ADSs pursuant to the terms of the Deposit Agreement.

“Dissenting” shareholders are defined as those who at a shareholders’ meeting vote against a resolution that results in the withdrawal right, or who if absent from such meeting, state in writing their opposition to the applicable resolution, within the 30-days following the shareholders’ meeting. Shareholders present or represented by proxy at the meeting and who abstain in exercising voting rights shall not be considered as dissenting. The right to withdraw should be exercised for all the shares that the dissenting shareholder had registered in the dissenting shareholder’s name on the record date for the shareholders’ meeting at which the resolution is adopted that gives rise to the exercise of the withdrawal right, provided that such dissenting shareholder remains a record holder on the date on which the dissenting shareholder’s intention to withdraw is communicated to the company.

The price paid to a dissenting shareholder of a publicly held stock corporation whose shares are quoted and actively traded on one of the Chilean Stock Exchanges is the weighted average of the sales prices for the shares as reported on the Chilean Stock Exchanges on which the shares are quoted for the 60-trading-day period between the 90th trading day and the 30th trading day before the shareholders’ meeting giving rise to the withdrawal right. If, because of the volume, frequency, number and diversity of the buyers and sellers, the CMF determines that the shares are not actively traded on a Chilean Stock Exchange, the price paid to the dissenting shareholder shall be the book value. Book value for this purpose shall equal paid capital plus reserves and profits, less losses, divided by the total number of subscribed shares, whether entirely or partially paid. For the purpose of making this calculation, the last consolidated statements of financial position is used, as adjusted to reflect inflation up to the date of the shareholders’ meeting which gave rise to the withdrawal right.

Article 126 of the Chilean Corporate Regulations establishes that in cases where the withdrawal right is available, the company must inform the shareholders of their availability, the value per share that will be paid to shareholders exercising their withdrawal right and the term for exercising the withdrawal right. Such information should be given to shareholders at the same meeting at which the resolutions are adopted giving rise to the withdrawal right, prior to voting on the resolution. A special communication should be given to the shareholders with withdrawal rights, within two days following the date on which the withdrawal rights are effective. In the case of publicly held stock corporations, such information shall be communicated by a prominent notice in a newspaper with a wide national circulation and on its website, in addition to a written communication addressed to the shareholders with withdrawal rights at the address they have registered with the company. The notice of the shareholders’ meeting that includes a matter that gives rise to withdrawal rights should mention the availability of such withdrawal rights.

The resolutions that result in a shareholder’s right to withdraw include, among others, the following:

•	the transformation of the company into an entity other than a publicly held stock corporation governed by Chilean Corporations Act;

•	the merger of the company with another company;

•	the disposition of 50% or more of the assets of the company, whether it includes disposition of liabilities or not, as well as the approval or the amendment of the business plan which contemplates the disposition of assets in an amount greater than such percentage;

•	the disposition of 50% or more of the assets of a subsidiary, as long as such subsidiary represents at least 20% of the assets of the company, as well as any disposition of its shares that results in the parent company losing its position of controlling shareholder;

•	issue of guarantees for third-party liabilities which exceed 50% of the assets (if the third party is a subsidiary of the company, the approval of the Board of Directors is deemed sufficient for approval);

•	the creation of preferential rights for a class of shares or an amendment to the existing ones. In this case the right to withdraw only accrues to the dissenting shareholders of the class or classes of shares adversely affected;

•	certain remedies for the nullification of the company’s bylaws; and

•	other actions established by the company’s bylaws or by law.

Investments by AFPs

The Pension Funds’ System Law permits AFPs to invest their funds in companies that are subject to Title XII and these companies are subject to greater restrictions than other companies. The determination of which stocks may be purchased by AFPs is made by the Risk Classification Committee. The Risk Classification Committee establishes investment guidelines and is empowered to approve or disapprove those companies that are eligible for AFP investments. We are and have been a company subject to Title XII since April 2016 and are approved by the Risk Classification Committee.

Title XII companies, such as Enel Chile, are required to have bylaws that:

•	limit the ownership of any shareholder to a specified maximum percentage, currently 65%;

•	require that certain actions be taken only at a meeting of the shareholders; and

•	give the shareholders the right to approve certain investment and financing policies.

Registrations and Transfers

Shares issued by us are registered with an administrative agent, which is DCV Registros S.A. This entity is also responsible for our shareholders’ registry. In case of jointly owned shares, an attorney-in-fact must be appointed to represent the joint owners in dealing with us.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Citibank, N.A. acts as the depositary for the American Depositary Shares. Citibank, N.A.’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary. ADSs are represented by certificates that are known as “American Depositary Receipts” or “ADRs”. The depositary appoints a custodian to safekeep the securities on deposit. The custodian is Banco Santander-Chile, located at Bandera 140, Santiago, Chile.

We appointed Citibank, N.A. as depositary pursuant to the Deposit Agreement, dated as of April 26, 2016, as amended. A copy of the Deposit Agreement is on file with the SEC under cover of a registration statement on Form F-6. You may obtain a copy of the Deposit Agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-210651 when retrieving such copy.

The following is a summary description of the material terms of the ADSs of Enel Chile (“Enel Chile ADSs”) and your rights as an owner of Enel Chile ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that rights and obligations as an owner of Enel Chile ADSs will be determined by reference to the terms of the Deposit Agreement and not by this summary. We urge you to review the Deposit Agreement in its entirety, as well as the form of ADR attached to the Deposit Agreement.

Each Enel Chile ADS represents 50 shares of common stock of Enel Chile on deposit with the custodian. An Enel Chile ADS will also represent any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of Enel Chile ADSs because of legal restrictions or practical considerations.

If you become an owner of Enel Chile ADSs, you will become a party to the Deposit Agreement and therefore will be bound to its terms and to the terms of the ADR that represents your Enel Chile ADSs. The Deposit Agreement and the ADR specify our rights and obligations, as well as your rights and obligations as owner of Enel Chile ADSs and those of the depositary. As an Enel Chile ADS holder you appoint the depositary to act on your behalf in certain circumstances. The Deposit Agreement and the ADRs are governed by New York law. However, our obligations to the holders of shares of Enel Chile common stock will continue to be governed by the laws of Chile, which are different from New York law.

As an owner of Enel Chile ADSs, you may hold your Enel Chile ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated Enel Chile ADSs directly on the books of the depositary (commonly referred to as the “direct registration system” or “DRS”). The DRS reflects the uncertificated (book-entry) registration of ownership of Enel Chile ADSs by the depositary. Under the DRS, ownership of Enel Chile ADSs is evidenced by periodic statements issued by the depositary to the holders of the Enel Chile ADSs. The DRS includes automated transfers between the depositary and the Depository Trust Company, or DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your Enel Chile ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as an Enel Chile ADS owner. Banks and brokers typically hold securities such as the Enel Chile ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of Enel Chile ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All Enel Chile ADSs held through DTC are registered in the name of a nominee of DTC. This summary description assumes you have opted to own the Enel Chile ADSs directly by means of an ADR registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns Enel Chile ADSs and will own Enel Chile ADSs at the relevant time.

Dividends and Distributions

As a holder, you generally have the right to receive the distributions made by us on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the Deposit Agreement in proportion to the number of Enel Chile ADSs held as of a specified record date.

Distributions of Cash

Upon receipt by the custodian of a cash distribution for the securities on deposit, the depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders. The conversion into U.S. dollars will take place only if reasonable, in the judgment of the depositary, if the U.S. dollars are transferable to the United States and if permitted by Chilean law and regulations. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement. The depositary will apply the same method for distributing the proceeds of the sale of any property, such as undistributed rights, held by the custodian in respect of securities on deposit.

Distributions of Shares

Upon receipt of a dividend or free distribution of shares of Enel Chile common stock, the depositary may and will, at our request, distribute to holders, in proportion to the number of Enel Chile ADSs held, new Enel Chile ADSs representing the shares of Enel Chile common stock deposited. Only whole new Enel Chile ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new Enel Chile ADSs upon a distribution of shares of Enel Chile common stock will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new shares of Enel Chile common stock so distributed.

No such distribution of new Enel Chile ADSs will be made if it would violate a law, including the U.S. securities laws. If the depositary does not distribute new Enel Chile ADSs as described above, it will sell the shares of Enel Chile common stock received and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

If we offer to holders of our shares rights to purchase additional shares of Enel Chile common stock, the depositary has discretion as to the procedures to follow in making such rights available to the holders of Enel Chile ADSs, in selling such rights on behalf of holders and making the net proceeds available in U.S. dollars to such holders or in allowing such rights to lapse. If requested by us, the depositary will take the following actions:

•	If at the time of the offering the depositary determines that it is lawful and feasible to make such rights available to holders, the depositary will distribute such rights to holders in proportion to the number of Enel Chile ADSs held, or the depositary will employ such other method as it may deem feasible in order to facilitate the exercise, sale or transfer of rights by such holders;

•	If at the time of the offering the depositary determines that it is not lawful or not feasible to make such rights available to holders, or if the rights are not exercised and appear about to lapse, the depositary in its discretion may sell such rights at public or private sale, and may allocate the net proceeds of any such sale, upon an averaged or other practicable basis; or

•	If by the terms of the offering or for any other reason the depositary cannot make those rights available to the holders, then the depositary may allow those rights to lapse.

Notwithstanding the foregoing, if at least thirty five (35) days (or thirty (30) days in the case of the Reorganization) prior to the proposed distribution of rights to subscribe for additional shares of Enel Chile common stock to the holders of our shares, we notify the depositary, in a written notice signed by our chief executive officer, chief financial officer or general counsel, that (a) offering of rights is in connection with a capital increase associated with a merger and acquisition transaction, a tender offer, or any other corporate reorganization, (b) the primary goal of such capital increase is something other than raising capital, (c) we do not intend to: (i) engage any underwriters for the offering of rights; (ii) market the offering of rights in Chile or the United States; (iii) distribute any transferable rights to holders of Enel Chile ADSs by means of warrants or otherwise (except as provided in this provision); or (iv) create any market in the United States for the rights, and (d) Chilean law requires that holders of shares of Enel Chile common stock are entitled to such rights to subscribe for additional shares of Enel Chile common stock or any rights of any other nature in connection with capital increase (a “notice of non-capital raising transaction”), then (A) the depositary will, after payment of all fees and expenses of the depositary and receipt by the depositary of any supporting documentation reasonably requested from Enel Chile, deliver such rights in the form distributed to holders of shares of Enel Chile common stock in Chile in accordance with Chilean law, only to the holders of Enel Chile ADSs that surrender their Enel Chile ADSs and withdraw the underlying deposited securities (including the rights associated with the shares of Enel Chile common stock constituting deposited securities), in proportion to the number of shares of Enel Chile common stock constituting deposited securities underlying the Enel Chile ADSs surrendered; and (B) to the extent the holders of Enel Chile ADSs do not take action to surrender their Enel Chile ADSs and withdraw the underlying deposited securities, the depositary will not dispose of such rights and will allow the rights to lapse. We, the depositary and the holders of Enel Chile ADSs agree and acknowledge that: (x) we have the right but not the obligation to deliver any notice of non-capital raising transaction; (y) in the event that a notice of non-capital raising transaction is not timely provided or we notify the depositary in writing that this provision will not apply, then this provision will not apply; and (z) our failure to deliver any notice of non-capital raising transaction or any other written notice or instruction under Section 4.5 of the Deposit Agreement (other than the notice to the depositary of the proposed distribution described in the first paragraph of Section 4.5) will not constitute a breach by us of the Deposit Agreement. Notwithstanding anything contained herein to the contrary, we and all holders of Enel Chile ADSs agree and acknowledge that the depositary assumes no responsibility and shall incur no liability (other than due to the depositary’s own negligence or bad faith) in connection with any failure or delay relating to the delivery of rights to holders who choose to cancel their Enel Chile ADSs against receipt of the underlying deposited securities (including the rights associated with the shares of Enel Chile common stock constituting deposited securities) including any failure or delay (other than due to the depositary’s own negligence or bad faith) that results in insufficient time for such holders to exercise or sell any such rights in Chile.

If the distribution of rights requires the rights to be registered under the Securities Act, the depositary will not distribute such rights unless and until such registration statement is in effect, or unless the transaction is exempt from registration under the provisions of the Securities Act.

If the depositary has distributed the rights to holders of Enel Chile ADSs, the depositary will exercise such rights on behalf of the holders upon receipt of the following:

•	payment of the purchase price for the shares to be purchased upon the exercise of the right;

•	a duly completed and signed exercise instruction; and

•	payment of the applicable fee and charges.

Except as described above in connection with timely delivery of a notice of non-capital raising transaction, the depositary will sell the rights that are not exercised or not distributed if such sale is lawful. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practicable.

The depositary will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the Deposit Agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional Enel Chile ADSs, in each case as described in the Deposit Agreement.

If the election is not made available to you, you will receive either cash or additional Enel Chile ADSs, depending on what a shareholder in Chile would receive upon failing to make an election, as more fully described in the Deposit Agreement.

Other Distributions

Whenever we distribute property other than cash, shares of common stock or rights to purchase additional shares of Enel Chile common stock, the depositary will consult with us to the extent practicable and distribute such property to holders of Enel Chile ADSs in proportion to the number of Enel Chile ADSs held, in any manner that the depositary, with our consent, deems equitable and practicable for accomplishing the distribution.

If the depositary determines that such distribution cannot be made proportionately among the holders of Enel Chile ADSs, or for any other reason the depositary deems such distribution not to be reasonably practicable, the depositary may, with our approval, adopt such distribution method, including a sale, as it deems equitable and practicable.

If the depositary sells such property, the net proceeds of such sale will be distributed to holders as in the case of a cash distribution, net of fees, expenses, taxes or governmental charges payable by holders under the Deposit Agreement.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Changes Affecting Shares of Common Stock

The shares of Enel Chile common stock held on deposit for Enel Chile ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or classification of such shares of common stock or a recapitalization, reorganization, merger, consolidation or sale of assets.

If any such change were to occur, your Enel Chile ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the shares of Enel Chile common stock held on deposit. The depositary may, with our approval, or at our request, in such circumstances deliver new Enel Chile ADSs to you or call for the exchange of your existing Enel Chile ADSs for new Enel Chile ADSs. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to holders as in the case of a cash distribution.

Redemption

To the extent permitted by applicable law, whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary in advance. If it is practicable and if we have provided all of the documentation contemplated in the Deposit Agreement, the depositary will provide notice of the redemption to the holders of Enel Chile ADSs.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary will convert the redemption funds received into U.S. dollars upon the terms of the Deposit Agreement and will establish procedures to enable holders of Enel Chile ADSs to receive the net proceeds from the redemption upon surrender of their Enel Chile ADSs to the depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your Enel Chile ADSs. If less than all Enel Chile ADSs are being redeemed, the Enel Chile ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.

Issuance of Enel Chile ADSs Upon Deposit of Shares of Common Stock

The depositary may create Enel Chile ADSs on your behalf if you or your broker deposits shares of Enel Chile common stock with the custodian. The depositary will deliver these Enel Chile ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the shares of Enel Chile common stock to the custodian.

The issuance of Enel Chile ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the shares of Enel Chile common stock have been duly transferred to the custodian. The depositary will only issue Enel Chile ADSs in whole numbers.

When you make a deposit of shares of Enel Chile common stock, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

•	The shares are duly authorized, validly issued, fully paid, non assessable and legally obtained.

•	All preemptive (and similar) rights, if any, with respect to such shares have been validly waived or exercised.

•	You are duly authorized to deposit the shares.

•	The shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the Enel Chile ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the Deposit Agreement).

•	The shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties is incorrect in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to attempt to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

As an ADR holder, you are entitled to transfer, combine or split up your ADRs and the Enel Chile ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:

•	duly deliver the ADRs to the depositary at its principal office;

•	ensure that the surrendered ADR certificate is properly endorsed or otherwise in proper form for transfer; and

•	pay all applicable fees, charges, expenses taxes and other government charges payable by ADR holders pursuant to the terms of the Deposit Agreement, in connection with a transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs to be combined or split up to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the Deposit Agreement, in connection with a combination or split up of ADRs.

Withdrawal of Shares Upon Cancellation of ADSs

As a holder, you are entitled to present your Enel Chile ADSs to the depositary for cancellation and then receive the underlying shares of Enel Chile common stock at the custodian’s offices. In order to withdraw the shares of Enel Chile common stock represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of Enel Chile ADSs and any charges and taxes payable upon the transfer of the shares of Enel Chile common stock being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the Enel Chile ADSs will not have any rights under the Deposit Agreement.

If you hold an Enel Chile ADS registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and certain other documents as the depositary may deem appropriate before it will cancel your Enel Chile ADSs. The withdrawal of the shares of Enel Chile common stock represented by your Enel Chile ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept Enel Chile ADSs for cancellation that represent a whole number of securities on deposit.

You have the right to withdraw the securities represented by your Enel Chile ADSs at any time except for:

•	Temporary delays that are caused by closing of the transfer books for the shares of Enel Chile common stock or the Enel Chile ADSs or the payment of dividends.

•	Obligations to pay fees, taxes and similar charges.

•	Restrictions imposed due to laws or regulations applicable to Enel Chile ADSs or the withdrawal of deposited securities.

The Deposit Agreement may not be modified to impair your right to withdraw the securities represented by your Enel Chile ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder, you generally have the right under the Deposit Agreement to instruct the depositary to exercise the voting rights for the shares of Enel Chile common stock represented by your Enel Chile ADSs. The voting rights of holders of shares of Enel Chile common stock are described in “—Description of Share Capital—Shareholders’ Meetings and Voting Rights.”

The depositary will mail to you any notice of a shareholders’ meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by Enel Chile ADSs.

If the depositary timely receives voting instructions from a holder of Enel Chile ADSs, it will endeavor insofar as practicable to vote the securities represented by the holder’s Enel Chile ADSs in accordance with such voting instructions.

Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. There is no assurance that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner.

If the depositary does not receive your voting instructions in a timely manner you will nevertheless be treated as having instructed the depositary to give a discretionary proxy with full power of substitution to our Chairman of the Board or to a person designated by the Chairman of the Board to vote the shares represented by your Enel Chile ADSs in his/her discretion. The depositary will deliver such discretionary proxy to vote on any matter other than:

•	Any matter where substantial opposition exists by holders of Enel Chile ADSs, it being understood that an election of directors at an annual or extraordinary meeting of shareholders is not a contested matter involving substantial opposition;

•	matters that materially and adversely affect the rights of holders of Enel Chile ADSs; or

•	any matter as to which the Chairman of the Board directs the depositary that he or she does not wish such proxy to be given.

Fees and Charges

The holders of Enel Chile ADSs are required to pay the following fees of the depositary:

	Service Fees	Fees
(1)	Issuance of ADS upon deposit of shares (i.e., an issuance upon a deposit of shares or upon a change in the ADS(s)-to-share(s) ratio), excluding issuances as a result of distributions described in paragraph (4) below.	Up to US$5.00 per 100 ADSs (or fraction thereof) issued.

(2)	Delivery of deposited securities against surrender of ADS	Up to US$5.00 per 100 ADSs (or fraction thereof) surrendered.

(3)	Distribution of cash dividends or other cash distributions (i.e., sale of rights and other entitlements)	Up to US$5.00 per 100 ADSs (or fraction thereof) held.

(4)	Distribution of ADS pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ADS	Up to US$5.00 per 100 ADSs (or fraction thereof) held.

(5)	Distribution of securities other than ADS or rights to purchase additional ADS (i.e., spin-off of shares)	Up to US$5.00 per 100 ADSs (or fraction thereof) held.

(6)	Depositary services	Up to US$5.00 per 100 ADSs (or fraction thereof) held on the applicable record date(s) established by the depositary.

As an Enel Chile ADS holder you will also be responsible to pay certain fees and expenses incurred by the depositary and certain taxes and governmental charges such as:

•	Fees for the transfer, exchange or registration of shares of common stock, such as upon deposit and withdrawal of shares of common stock;

•	Expenses incurred for converting foreign currency into U.S. dollars;

•	Expenses for cable, telex and fax transmissions and for delivery of securities;

•	Taxes and other governmental charges upon the transfer of securities, such as when shares of common stock are deposited or withdrawn from deposit; and

•	Fees and expenses incurred in connection with the delivery or servicing of shares of common stock on deposit.

We have agreed to pay certain other charges and expenses of the depositary. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of such changes.

Amendments and Termination

We may agree with the depositary to modify the Deposit Agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that increase any fees or charges or that would materially prejudice any of their existing substantial rights under the Deposit Agreement, except in very limited circumstances enumerated in the Deposit Agreement.

You will be bound by the modifications to the Deposit Agreement if you continue to hold your Enel Chile ADSs after the modifications to the Deposit Agreement become effective. The Deposit Agreement cannot be amended to prevent you from withdrawing the shares of Enel Chile common stock represented by your Enel Chile ADSs, except as permitted by law.

We have the right to direct the depositary to terminate the Deposit Agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the Deposit Agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the Deposit Agreement will be unaffected.

After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your Enel Chile ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of Enel Chile ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of Enel Chile ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

Books of Depositary

The depositary will maintain Enel Chile ADS holder records at its depositary office. You may inspect such records at such office at all reasonable times but solely for the purpose of communicating with other holders in the interest of matters relating to the Enel Chile ADSs, the Deposit Agreement or our business.

The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The Deposit Agreement limits our obligations and the depositary’s obligations to you. Please note the following:

•	We and the depositary are obligated only to take the actions specifically stated in the Deposit Agreement without negligence or bad faith.

•	The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the Deposit Agreement.

•	We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the Deposit Agreement.

•	We and the depositary disclaim any liability if we or the depositary are prevented or forbidden from, or delayed in, doing or performing any act or thing required by the terms of the Deposit Agreement, by reason of any provision, present or future of any law or regulation, or by reason of any present or future provision of foreign exchange contract or our bylaws, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

•	We and the depositary disclaim any liability by reason of the performance or non-performance or delay in the performance of any act or thing that may be done in their discretion.

•	We and the depositary disclaim any liability by reason of any exercise or failure to exercise discretion contemplated in the Deposit Agreement.

•	We and the depositary further disclaim liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any governmental authority, any person presenting shares for deposit, any record or beneficial holder of Enel Chile ADSs or authorized representative thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•	We and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of shares but is not, under the terms of the Deposit Agreement, made available to you.

•	We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the depositary also disclaim liability for any consequential or punitive damages resulting from any breach of the terms of the Deposit Agreement.

Pre-Release Transactions

The depositary may, in certain circumstances, issue Enel Chile ADSs before receiving a deposit of shares or release shares of common stock before receiving Enel Chile ADSs. These transactions are commonly referred to as “pre-release transactions.” The Deposit Agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions, including the need to receive collateral, the type of collateral required and the representations required from brokers. The depositary may retain the compensation received from the pre-release transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the Enel Chile ADSs and the securities represented by the Enel Chile ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse to issue Enel Chile ADSs, to deliver transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduce tax withholding for any distribution on behalf of holders of Enel Chile ADSs. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion can be done on a practicable basis and will distribute the U.S. dollars in accordance with the terms of the Deposit Agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency cannot be done on a practicable basis, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

•	Convert the foreign currency to the extent permissible and distribute the U.S. dollars to the holders for whom the conversion and distribution is practicable;

•	Distribute the foreign currency to holders for whom the distribution is lawful and practicable; or

•	Hold the foreign currency, without liability for interest, for the applicable holders.

DESCRIPTION OF RIGHTS TO SUBSCRIBE FOR COMMON STOCK OR ENEL CHILE ADSS

We may issue rights to subscribe for shares of Enel Chile common stock or Enel Chile ADSs. These rights may or may not be transferable by the security holder receiving the rights. In connection with any offering of rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed after such offering.

The terms of the rights to subscribe for shares of Enel Chile common stock or Enel Chile ADSs will be set forth in a prospectus supplement which, will describe, among other things:

•	the exercise price;

•	the aggregate number of rights to be issued;

•	the number of shares or Enel Chile ADSs purchasable upon exercise of each right;

•	the procedures for exercising the right;

•	the date upon which the exercise of rights will commence;

•	the expiration date;

•	the extent to which the rights are transferable;

•	the extent to which the rights may include an over-subscription privilege with respect to unsubscribed shares or Enel Chile ADSs;

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of the rights; and

•	any other material terms of the rights.

DESCRIPTION OF DEBT SECURITIES

This section describes the terms of the debt securities that we may offer from time to time. The particular terms of the debt securities offered by any prospectus supplement and the extent to which the general provisions described below may apply to such debt securities will be outlined in the applicable prospectus supplement. The debt securities may be issued from time to time in one or more series. As used is this section, “we,” “us,” “our,” “Enel Chile” or “the Company” refers only to Enel Chile S.A., and not to any of our subsidiaries, unless explicitly stated.

The debt securities covered by this prospectus will be issued under an indenture (the “Indenture”) to be entered into between us and The Bank of New York Mellon, as trustee (the “Trustee”). The form of the Indenture is filed as an exhibit to the registration statement of which this prospectus is a part. If we elect to issue debt securities under another indenture, we will describe certain provisions of that indenture in a prospectus supplement.

Wherever we refer to particular sections or defined terms of the Indenture, those sections or defined terms are incorporated by reference in this description as part of the statement made, and the statement is qualified in its entirety by such reference. Because we have included only a summary of the material Indenture terms below, the Indenture should be read in full to understand every detail of the terms of the debt securities.

We encourage you to read carefully the summary below, the applicable prospectus supplement and the Indenture.

General

The Indenture provides that Enel Chile may issue debt securities thereunder from time to time in one or more series to be issued in one of the forms approved from time to time by or pursuant to a Board resolution, an officer’s certificate or one or more supplemental indentures. The Indenture does not limit the aggregate amount of debt securities that may be issued by Enel Chile under the Indenture.

The debt securities will be unsecured and unsubordinated obligations of Enel Chile and will rank pari passu in right of payment with all other existing and future unsecured and unsubordinated obligations of Enel Chile, except for statutory priorities and obligations granted preference by operation of Chilean law. The debt securities will not be obligations of or guaranteed by any of our subsidiaries.

We will prepare a prospectus supplement for each series of debt securities that we issue. Each prospectus supplement will set forth the applicable terms of the debt securities to which it relates. These terms will include some or all of the following:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

•	the date or dates on which the principal of any of the debt securities will be payable;

•	the rate or rates at which the debt securities will bear interest, if any, the date or dates from which any interest will accrue, the interest payment dates on which any interest will be payable and the record date for any such interest payable;

•	the place or places where the principal of and any premium and interest on any of such debt securities will be payable;

•	the obligation, if any, we have to redeem or purchase any of the debt securities out of any sinking fund or at the option of the holder, and the period or periods within which, the price or prices at which and the terms and conditions on which any of such debt securities will be redeemed or purchased, in whole or in part;

•	the denominations in which any of the debt securities will be issuable, if other than denominations of US$1,000 and any integral multiple thereof;

•	if the amount of principal, premium, if any, or interest on any of the debt securities may be determined with reference to an index or by a formula, the manner in which such amounts will be determined;

•	if other than the currency of the United States, the currency, currencies or currency units in which the principal, premium, if any, or interest on any of the debt securities will be payable;

•	if the principal, premium, if any, or interest on any of the debt securities is to be payable, at our election or the election of the holder, in one or more currencies other than those in which the debt securities are stated to be payable, the currencies in which payment of the principal, premium, if any, and interest on the debt securities as to which such election is made will be payable, the periods within which and the terms and conditions upon which such election is to be made and the amount so payable;

•	if other than the entire principal amount thereof, the portion of the principal amount of debt securities which will be payable upon declaration of acceleration of the maturity thereof;

•	whether any of the debt securities will be issuable in whole or in part in the form of one or more global securities;

•	any deletions from, modifications of or additions to the events of default applicable to any of the debt securities;

•	any deletions from, modifications of or additions to the covenants applicable to any debt securities;

•	whether the debt securities are issued as part of a new or existing series of debt securities and the title of such series; and

•	any other terms and conditions of the debt securities not inconsistent with the provisions of the Indenture but which may modify or delete any provision of the Indenture insofar as it applies to such series; provided that no term of the Indenture may be modified or deleted if imposed under the U.S. Trust Indenture Act of 1939, as amended, and that any modification or deletion of the rights, duties or immunities of the Trustee shall have been consented to in writing by the Trustee.

The above is not intended to be an exclusive list of the terms that may be applicable to any debt securities and we are not limited in any respect in our ability to issue debt securities with terms different from or in addition to those described above or elsewhere in this prospectus, provided that the terms are not inconsistent with the Indenture. Any applicable prospectus supplement will also describe any special provisions for the payment of additional amounts with respect to the debt securities.

Certain Covenants

The Indenture contains, among others, the following covenants:

Limitation on Liens. Enel Chile and its subsidiaries may not issue, assume or guarantee any indebtedness secured by a lien on (i) any generation, transformation, transmission or distribution facility of Enel Chile or any subsidiary or (ii) the capital stock or indebtedness of any person, without equally and ratably securing the outstanding debt securities, subject to certain exceptions.

Enel Chile and its subsidiaries may also issue, assume or guarantee indebtedness secured by a lien which would otherwise be prohibited by the covenant on limitations on liens described above or enter into sale and leaseback transactions that would otherwise be prohibited by the covenant on limitations on sale and leaseback transactions described below if the aggregate amount of such secured indebtedness together with the aggregate value of all outstanding sale and leaseback transactions does not exceed a specified amount.

Limitations on Sale and Leaseback Transactions. Sale and leaseback transactions with respect to any generation, transformation, transmission or distribution facility of Enel Chile or any subsidiary are prohibited, unless Enel Chile or such subsidiary:

•	would be entitled to issue, assume or guarantee indebtedness secured by a lien on such facility without equally and ratably securing the debt securities; or

•	applies within one year after the effective date of such sale and leaseback transaction, in the case of a sale or transfer for cash, an amount equal to the net proceeds thereof and, in the case of a sale or transfer of such facility other than for cash, an amount equal to the fair market value of such facility:

•	to the retirement of indebtedness of Enel Chile ranking at least equally with the debt securities owing to a person other than Enel Chile or any of its affiliates; or

•	to the acquisition, purchase, construction, development, extension or improvement of real or personal property used by Enel Chile or any subsidiary in the ordinary course of business.

The restrictions set forth in the preceding sentence will not apply to sale and leaseback transactions providing for a lease for a term, including any renewal thereof, of not more than three years or to arrangements between Enel Chile and its subsidiaries or between subsidiaries.

Events of Default

An “Event of Default,” with respect to the debt securities is defined in the Indenture as:

•	a default by Enel Chile in the payment of any principal of the debt securities when due and payable, whether at maturity, upon redemption or otherwise;

•	a default by Enel Chile in the payment of any interest or any additional amounts when due and payable on any debt securities and the continuance of such default for a period of 30 days;

•	a default in the performance or observance of any other term, covenant, warranty or obligation of Enel Chile or any of its subsidiaries in the debt securities or the Indenture, not otherwise expressly defined as an Event of Default in the first or second bullet above, and the continuance of such default for more than 60 days after written notice to Enel Chile by the Trustee or the holders of at least 25% in aggregate principal amount of debt securities outstanding, specifying such default or breach and requiring it to be remedied;

•	a default by Enel Chile or any significant subsidiary in the payment of the principal of, or interest on, any individual note, bond, coupon or other instrument or agreement evidencing or pursuant to which there is outstanding indebtedness of Enel Chile or any of its significant subsidiaries, whether such indebtedness now exists or shall hereafter be created, having an aggregate principal amount exceeding a specified amount, other than the debt securities of that series, by Enel Chile or any of its significant subsidiaries when the indebtedness becomes due and payable (whether at maturity, upon redemption or acceleration or otherwise), if such default shall continue for more than the period of grace, if any, originally applicable thereto and the time for payment of such amount has not been expressly extended; or

•	certain events of bankruptcy or insolvency with respect to Enel Chile or a significant subsidiary.

The Indenture provides that (i) if an Event of Default (other than a bankruptcy or insolvency-related Event of Default) has occurred and is continuing with respect to the debt securities, either the Trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding, by notice in writing to Enel Chile (and to the Trustee if given by the holders), may declare the principal amount of all such outstanding debt securities and all the interest accrued thereon to be due and payable immediately and (ii) if a bankruptcy or insolvency-related Event of Default occurs and is continuing, the principal of all such outstanding debt securities and all the interest accrued thereon shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the debt securities. Upon certain conditions such declarations may be annulled and past defaults (except for defaults in the payment of principal of or any interest on the debt securities and compliance with certain covenants) may be waived by the holders of a majority in aggregate principal amount of the debt securities then outstanding.

The Trustee must deliver to the holders of the debt securities notice of all uncured defaults known to it with respect to the debt securities within 60 days after a responsible officer of the Trustee receives a written notice of such a default; provided, that, except in the case of default in the payment of principal, interest or additional amounts on, any of the debt securities, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of the debt securities.

No holder of any debt securities may institute any action under the Indenture unless (a) such holder shall have given the Trustee written notice of a continuing Event of Default with respect to the debt securities, (b) the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default, (c) such holder or holders shall have offered the Trustee such reasonable indemnity as the Trustee may require, (d) the Trustee shall have failed to institute an action for 60 days thereafter and (e) no inconsistent direction shall have been given to the Trustee during such 60-day period by the holders of a majority in aggregate principal amount of the debt securities. Such limitations, however, do not apply to any suit instituted by a holder of a debt security for enforcement of payment of the principal of and any interest on the debt security on or after the respective due dates expressed in the note.

The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of the debt securities, unless such holders shall have offered to the Trustee reasonable indemnity.

Enel Chile is required to furnish to the Trustee annually a statement as to the performance by it of certain of its obligations under the Indenture and as to any default in such performance.

Modification and Waivers

From time to time Enel Chile and the Trustee may, without the consent of the holders of debt securities, amend, waive or supplement the Indenture for certain specific purposes, including, among other things, curing ambiguities or defects or correcting or supplementing inconsistencies, or making any other provisions with respect to matters or questions arising under the Indenture or the debt securities or making any other change therein as shall not adversely affect the interest of any holder of the debt securities in any material respect.

In addition, with certain exceptions, the Indenture may be modified by Enel Chile and the Trustee with the consent of the holders of a majority in aggregate principal amount of the debt securities then outstanding, but no such modification may be made without the consent of the holder of each outstanding note adversely affected thereby that would (i) change the maturity of any payment of principal or any premium of or any installment of interest on any note of such series, or reduce the principal amount thereof or the rate of interest (or additional amounts, if any, or premium, if any) payable thereon, or change the method of computing the amount of principal thereof or interest (or additional amounts, if any, or premium, if any) payable thereon on any date, or change any place of payment where, or the coin or currency in which, any principal on such note or interest or premium, if any, thereon is payable, or impair the right of holders to institute suit for the enforcement of any such payment on or after the date when due, (ii) reduce the percentage in aggregate principal amount of the outstanding debt securities, where the consent of holders is required for any such modification or where the consent of holders is required for any waiver of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences provided for in the Indenture, or (iii) modify any of the provisions of certain sections of the

Indenture, including the provisions summarized in this paragraph, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding note of such series adversely affected thereby. The Indenture provides that the debt securities owned by Enel Chile or any Affiliate of Enel Chile shall be deemed not to be outstanding for, among other purposes, consenting to any such modification.

Consolidation, Merger and Sale of Assets

Enel Chile may not consolidate with or merge into or convey or transfer its properties and assets substantially as an entirety to any person, unless (i) the successor shall be a corporation organized and existing under the laws of the Republic of Chile, and shall expressly assume, by a supplemental indenture, in form satisfactory to the Trustee, the due and punctual payment of the principal of (and premium, if any) and interest and additional amounts, if any, on all the outstanding debt securities and the performance of every covenant in the Indenture on the part of Enel Chile to be performed or observed; (ii) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and (iii) Enel Chile shall have delivered to the Trustee an officers’ certificate and an opinion of counsel each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with the foregoing provisions relating to such transaction, and that all conditions precedent provided for in the Indenture (or the supplemental indenture) relating to such transaction have been complied with. In case of any such consolidation, merger, conveyance or transfer, such successor corporation will succeed to and be substituted for Enel Chile, as obligor on the debt securities, with the same effect as if it had been named in the Indenture as such obligor.

Governing Law

The debt securities and the Indenture shall be governed by the laws of the State of New York.

Concerning the Trustee

The Bank of New York Mellon will act as trustee under the Indenture.

The Indenture has been qualified under the U.S. Trust Indenture Act of 1939, as amended, and the Trustee is eligible to act as trustee for purposes of compliance with such Act.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus and any selling shareholder may sell rights to subscribe for shares of common stock or shares of common stock, including shares represented by Enel Chile ADSs, from time to time in one or more transactions, including without limitation:

•	to or through underwriters, brokers or dealers;

•	directly to purchasers or to a single purchaser;

•	through agents; or

•	through a combination of any of these methods.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting for us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

The applicable prospectus supplement will set forth the terms of the offering of the securities covered by this prospectus, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	any delayed delivery arrangements;

•	the public offering price or purchase price of the securities and the proceeds to us from the sale of the securities and any discounts, commissions or concessions allowed or reallowed or paid to underwriters, dealers or agents; and

•	any securities exchanges on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, the selling shareholder, underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices relating to such prevailing market prices; or

•	at negotiated prices.

Offerings of our equity securities under this prospectus may also be made into an existing trading market for the securities in transactions at other than a fixed price, either:

•	on or through the facilities of any national securities exchange or quotation service on which the securities may be listed, quoted or traded at the time of sale; or

•	to or through a market maker otherwise than on the exchanges or quotation or trading services.

The at-the-market offerings, if any, will be conducted by underwriters, dealers or agents acting as principal or agent for us, who may also be third-party sellers of securities as described above.

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers or agents may be changed from time to time.

Underwriters, dealers or agents that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us or the selling shareholder and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, dealers or agents and describe their commissions, fees or discounts in the applicable prospectus supplement.

Any selling shareholder will act independently of us in making the decision with regards to the timing, manner and size of each sale of shares of common stock covered by this prospectus.

Sales through Underwriters or Dealers

Underwriters or the third parties described above may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities unless otherwise specified in the applicable prospectus supplement in connection with any particular offering of securities.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include short sales, over-allotment and stabilizing transactions and purchases to cover positions created by short sales. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that we offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell the offered securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

We or the selling shareholder may sell some or all of the securities covered by this prospectus through:

•	purchases by a dealer, as principal, who may then resell those securities to the public for its account at varying prices determined by the dealer at the time of resale;

•	block trades in which a dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction; or

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers.

Direct Sales and Sales through Agents

We or the selling shareholder may sell the securities directly. Direct sales to investors may be accomplished through subscription offerings or through subscription rights distributed to our shareholders. In connection with subscription offerings or the distribution of subscription rights to shareholders, if all of the underlying offered securities are not subscribed for, we may sell such unsubscribed offered securities to third parties directly and, in addition, whether or not all of the underlying offered securities are subscribed for, we may concurrently offer additional offered securities to third parties directly.

If indicated in an applicable prospectus supplement, we or the selling shareholder may sell the securities through agents from time to time, which agents may be affiliated with us or the selling shareholder. The applicable prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we or the selling stockholder pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment, unless otherwise specified in the applicable prospectus supplement.

Indemnification; Other Relationships

Agents, underwriters and other third parties described above may be entitled to indemnification by us or the selling shareholder against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us or the selling shareholder in the ordinary course of business.

LEGAL MATTERS

Certain matters of Chilean law, including the validity of the common stock, rights to subscribe for common stock and any debt securities offered pursuant to this prospectus and any prospectus supplement, will be passed upon for us by Carey y Cía. Ltda., Santiago, Chile. Certain matters of New York law, including the validity of any debt securities offered pursuant to this prospectus and any prospectus supplement, will be passed upon for us by Winston  & Strawn LLP, New York, New York.

EXPERTS

The consolidated financial statements of Enel Chile and its subsidiaries as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017, incorporated in this prospectus by reference from the Enel Chile 2017 Form 20-F, and the effectiveness of its internal control over financial reporting as of December 31, 2017 have been audited by EY Audit S.p.A., an independent registered public accounting firm, as set forth in their reports thereon which are incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as expert in accounting and auditing.

The consolidated financial statements of EGPL and its subsidiaries as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017, incorporated in this prospectus by reference from the Report on Form 6-K of Enel Chile filed on May 30, 2018, have been audited by EY Audit S.p.A., an independent registered public accounting firm, as set forth in their report thereon which is incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as expert in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

Enel Chile is a publicly held stock corporation organized under the laws of Chile. None of our directors or executive officers are residents of the United States and all or a substantial portion of our assets and the assets of these persons are located outside the United States. As a result, except as explained below, it may not be possible for investors to effect service of process within the United States upon such persons, or to enforce against them or us in U.S. courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States or otherwise obtained in U.S. courts.

No treaty exists between the United States and Chile for the reciprocal enforcement of judgments. Chilean courts, however, have enforced final judgments rendered in the United States by virtue of the legal principles of reciprocity and comity, subject to the review in Chile of the United States judgment in order to ascertain whether certain basic principles of due process and public policy have been respected without reviewing the merits of the subject matter of the case. If a United States court grants a final judgment in an action based on the civil liability provisions of the federal securities laws of the United States, enforceability of this judgment in Chile will be subject to the obtaining of the relevant “exequatur” (i.e., recognition and enforcement of the foreign judgment) according to Chilean civil procedure law in force at that time, and consequently, subject to the satisfaction of certain factors. Currently, the most important of these factors are:

•	the existence of reciprocity;

•	the absence of any conflict between the foreign judgment and Chilean laws (excluding for this purpose the laws of civil procedure) and Chilean public policies;

•	the absence of a conflicting judgment by a Chilean court relating to the same parties and arising from the same facts and circumstances;

•	the absence of any further means for appeal or review of the judgment in the jurisdiction where judgment was rendered;

•	the Chilean courts’ determination that the United States courts had jurisdiction;

•	that service of process was appropriately served on the defendant and that the defendant was afforded a real opportunity to appear before the court and defend its case; and

•	that enforcement would not violate Chilean public policy.

In general, the enforceability in Chile of final judgments of United States courts does not require retrial in Chile but a review of certain relevant legal considerations (i.e., principles of due process and public policy). However, there is doubt:

•	as to the enforceability in original actions in Chilean courts of liabilities predicated solely on the United States federal securities laws; and

•	as to the enforceability in Chilean courts of judgments of United States courts obtained in actions predicated solely upon the civil liability provisions of the federal securities laws of the United States.

In addition, foreign judgments cannot be enforced in any way against properties located in Chile, which, as a matter of Chilean law, are subject exclusively to Chilean law and to the jurisdiction of Chilean courts.

Enel Chile has appointed Puglisi & Associates as its authorized agent upon which service of process may be served in any action which may be instituted against us in any United States federal or state court having subject matter jurisdiction in the State of New York, County of New York arising out of or based upon the Enel Chile ADSs or the Deposit Agreement.

Enel Chile has also appointed CT Corporation System at 111 Eighth Avenue, New York, NY 10011 as its authorized agent upon which service of process may be served in the U.S. in any action which may be instituted against Enel Chile arising out of or based upon this prospectus and any prospectus supplement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers.

Enel, which owns a controlling interest in Enel Chile, maintains an insurance policy for Enel Chile. Under this policy, coverage is provided to Enel Chile’s directors and executive officers against losses arising from claims made by minority shareholders by reason of breach of duty or other errors, omissions and wrongful acts, other than those acts knowingly and intentionally committed wrongfully.

Item 9. Exhibits.

1.1*	Form of Underwriting Agreement.

2.1	General Terms of the Reorganization (English translation), filed as Annex O to Enel Chile S.A.’s Registration Statement on Form F-4 (Registration No. 333-22156), is incorporated herein by reference.

3.1	Bylaws (Estatutos) of Enel Chile S.A., as amended, filed as Exhibit 1.1 to Enel Chile S.A.’s Annual Report on Form 20-F for the year ended December 31, 2017, is incorporated herein by reference.

4.1	Deposit Agreement dated as of April 26, 2016 among Enel Chile S.A., Citibank, N.A., as depositary, and all Holders and Beneficial Owners from time to time of American Depositary Shares issued thereunder, filed as Exhibit (a)(ii) to Enel Chile S.A.’s Post-Effective Amendment No. 1 to Registration Statement on Form F-6 (Registration No. 333-210651), is incorporated herein by reference.

4.2	Amendment No. 1 dated as of February 14, 2018 to Deposit Agreement dated as of April 26, 2016 among Enel Chile S.A., Citibank, N.A., as depositary, and all Holders and Beneficial Owners of American Depositary Shares issued thereunder, filed as Exhibit (a)(i) to Enel Chile S.A.’s Post-Effective Amendment No. 1 to Registration Statement on Form F-6 (Registration No. 333-210651), is incorporated herein by reference.

4.3	Form of Debt Indenture.

4.4*	Form of Debt Securities.

5.1	Opinion of Carey y Cía. Ltda.

5.2	Opinion of Winston & Strawn LLP.

23.1	Consent of Ernst & Young S.p.A., an independent registered public accounting firm (Enel Chile S.A.).

23.2	Consent of Ernst & Young S.p.A., an independent registered public accounting firm (Enel Green Power Latin América S.A.).

23.3	Consent of Carey y Cía. Ltda., contained in its opinion filed as Exhibit 5.1 to this registration statement.

23.4	Consent of Winston & Strawn LLP, contained in its opinion filed as Exhibit 5.2 to this registration statement.

24.1**	Powers of Attorney authorizing certain persons to sign this registration statement on behalf of certain directors and officers and the authorized representative in the United States of Enel Chile S.A.

24.2	Power of Attorney authorizing certain persons to sign this registration statement on behalf of Daniele Caprini, a director of Enel Chile S.A.

25	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, in respect of the Debt Indenture.

*	To be filed by amendment or as an exhibit to a document to be incorporated herein by reference.
**	Previously filed.

Item 10. Undertakings.

A. The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph A(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(iv)	Any other communication that is an offer in the offering made by the registrant to the purchaser.

(7)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)	To supplement the prospectus, after the expiration of the subscription period for any rights offering, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(9)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santiago, Republic of Chile, on the 30th day of May, 2018.

Enel Chile S.A.

By:	/s/ Nicola Cotugno
Name: Nicola Cotugno Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on the 30th day of May, 2018 by the following persons in the capacities indicated:

Signature	Title

Herman Chadwick*	Chairman of the Board of Directors

Salvatore Bernabei*	Director

Pablo Cabrera*	Director

Daniele Caprini*	Director

Giulio Fazio*	Director

Fernán Gazmuri*	Director

Gerardo Jofré*	Director

/s/ Nicola Cotugno Nicola Cotugno	Chief Executive Officer (Principal Executive Officer)

Raffaele Grandi*	Chief Financial Officer (Principal Financial Officer)

Paolo Pirri*	Chief Accounting Officer (Principal Accounting Officer/Controller)

Donald J. Puglisi*	Authorized Signatory of Puglisi & Associates, Authorized Representative in the United States

*By:	/s/ Nicola Cotugno
Nicola Cotugno, Attorney-in-Fact**

**	By authority of the powers of attorney filed as Exhibits 24.1 and 24.2 hereto.